EXHIBIT 2.1







                              ACQUISITION AGREEMENT

                                 BY AND BETWEEN
             LA TOURS & CRUISES, INC. D/B/A WEST UNIVERSITY TRAVEL,
                                     AS LTC,

                                       AND

                      ALL OF THE HOLDERS OF LTC INTERESTS,
                                   AS HOLDERS,


                                       AND

                     ONLINE VACATION CENTER HOLDINGS CORP.,
                                    AS ONVC.


                          DATED AS OF JANUARY 3, 2007.

                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (the "Agreement"), dated as of January 3, 2007, is made by ONLINE VACATION CENTER HOLDINGS CORP., a Florida corporation ("ONVC"), LA TOURS & CRUISES, INC. D/B/A WEST UNIVERSITY TRAVEL, a Texas corporation ("LTC"), and Ray Schutter and Cecilia Schutter (collectively, "Holder").

         FOR GOOD AND VALAUBLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, Holder desires to sell, and ONVC desires to acquire, all of the issued and outstanding ownership interests of LTC (the "LTC Interests") for the consideration and on the terms set forth in this Agreement and the parties, intending to be legally bound, hereby agree as follows:

                 1. SALE AND TRANSFER OF LTC INTERESTS; CLOSING

1.1      LTC INTERESTS.

         Subject to the terms and conditions of this Agreement, at the Closing, Holder will sell and transfer the LTC Interests to ONVC, and ONVC will acquire the LTC Interests from Holder.

1.2      CONSIDERATION.

(a) The total consideration (the "Consideration") to be paid by ONVC to the Holder for the LTC Interests will be paid as follows:

                  (A) $ 250,000 Cash (the "Cash Consideration") payable by wire transfer or cashiers check at closing;

                  (B) $ 100,000 Cash payable by corporate check on January 2, 2008, plus an adjustment (not to exceed $25,000) equal to 50% of the revenues less cost of goods ("Total Commissions") earned in 2007 in excess of $530,000 or minus an adjustment (not to exceed $25,000) equal to 50% of the difference between $530,000 and the total commissions earned in 2007, such adjustments to be paid to Holder or reimbursed to ONVC on February 15, 2008, such $100,000 payment and adjustments to be payable on such dates only if Ray Schutter's Employment Agreement has not been terminated on or before such dates by Ray Schutter without cause or by ONVC with cause (excluding therefrom death and/or disability);

                  (C) $ 100,000 Cash payable by corporate check on January 2, 2009, plus an adjustment (not to exceed $25,000) equal to 50% of the total commissions earned in 2008 in excess of $530,000 or minus an adjustment (not to exceed $25,000) equal to 50% of the difference between $530,000 and the total commissions earned in 2008, such adjustments to be paid to Holder or reimbursed to ONVC on February 15, 2009, such $100,000 payment and adjustments to be payable on such dates only if Ray Schutter's Employment Agreement has not been terminated on or before such dates by Ray Schutter without cause or by ONVC with cause (excluding therefrom death and/or disability);

                  (D) $ 100,000 Cash payable by corporate check on January 4, 2010, plus an adjustment (not to exceed $25,000) equal to 50% of the total commissions earned in 2009 in excess of $530,000 or minus an adjustment (not to exceed $25,000) equal to 50% of the difference between $530,000 and the total commissions earned in 2009, such adjustments to be paid to Holder or reimbursed to ONVC on February 15, 2010, such $100,000 payment and adjustments to be payable on such dates only if Ray Schutter's Employment Agreement has not been terminated on or before such dates by Ray Schutter without cause or by ONVC with cause (excluding therefrom death and/or disability);

                  (E) 50,000 restricted shares of ONVC common stock, par value $0.0001 per share, (the "Restricted Shares") to be issued at closing, which shares shall be subject to a Lock-Up Agreement whereby 25,000 shares shall be released for trading on January 1, 2008 and 25,000 shares shall be released for trading on January 1, 2009; and

(b) The Consideration shall be adjusted, if necessary, as required pursuant to Section 3.1(d) hereof.

1.3      CLOSING

         The acquisition and sale (the "Closing") provided for in this Agreement will take place at the offices of The Shanks Law Firm, 5300 Memorial Drive, Suite 800, Houston, Texas 77007, at 10:00 a.m. (local time) on January 3, 2007, or at such other time and place as the parties may agree.

1.4      CLOSING OBLIGATIONS

         Holder has indicated his acceptance of this Agreement by his execution hereof. At the Closing, ONVC will have received the Closing Deliverables as described in Exhibit A attached hereto, including holder's ownership certificate and transfer power, all in form and substance reasonably satisfactory to ONVC.

1.5      TAX MATTERS

         Holder and LTC further represent and warrant that all (a) tax returns due to be filed on or before Closing have been accurately and timely filed, (b) all taxes due and payable on or before Closing have been paid, and (c) for any "short-periods" for which tax returns are not yet due, or for which all taxes have not yet been paid, LTC has accurately and properly accrued on the books, records and financial statements of LTC liabilities or reserves reflecting the taxes due from LTC for such "short-periods", except as follows:

(1) Holder and LTC represent and warrant that LTC has elected to file its federal income tax returns as a "Subchapter S Corporation" and therefore no federal or state income taxes are payable by LTC nor are any federal or state income tax accruals, reserve or payments reflected on the books, records or financial statements of LTC.

(2) Holder will prepare and timely file "short-period" federal and state income tax returns for the "short-period" ended as of the date of Closing and Holder will be responsible for, and will pay when due, any and all taxes, interest, penalties preparation, audit or other expenses or costs in connection therewith. Holder shall provide a copy of these "short-period" tax returns to ONVC together with the work papers and schedules utilized in their preparation.

(3) For clarification, all expenses incurred by LTC prior to the date of Closing, including, but not limited to, expenses associated with (A) the transactions contemplated by this Agreement, and (B) payments of compensation to employees and other service providers, shall be paid by Holder and, to the extent so paid, shall be expenses of LTC reflected on the "short-period' tax returns, except that the parties to this agreement agree that any expenses billed on a monthly basis after the date of Closing shall be the responsibility of ONVC.

(4) Neither Holder, ONVC nor LTC shall file an amended tax return with respect to any and all taxable periods, or portions thereof (including the "short-period"), ending on or before the Closing Date, without the prior written consent of Holder, ONVC and LTC; except that such consents shall not be required for any amendment filed in connection with any requirement or finding of any audit by a governmental entity of the tax return to which the amendment relates. Holder shall indemnify ONVC and LTC for any liability, cost or expense ONVC or LTC incurs as a result of any such amendment filed in accordance with the terms hereof.

For purposes hereof, "taxes" shall mean all federal, state, local, foreign and other governmental net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

                       2. REPRESENTATIONS AND WARRANTIES

2.1      REPRESENTATIONS AND WARRANTIES OF HOLDER AND LTC

         Each of Holder and LTC hereby represents and warrants to ONVC as follows:

(a) Ownership. Holder is and will be on the Closing Date the record and beneficial owner and holder of the LTC Interests, free and clear of any and all liens or encumbrances. There are no agreements, rights, claims or obligations relating to the issuance, sale, or transfer of any equity or other securities of LTC. LTC has no subsidiaries.

(b) Authorization. Holder is an individual. LTC is duly organized and in good standing under the laws of the State in which it was formed and is duly qualified and in good standing in each jurisdiction in which such registration is required. Each of Holder and LTC has full right, power and authority to execute and deliver the Holder Documents (as defined below), to perform its obligations therein and to consummate all of the transactions contemplated thereby.

(c) Documents. Each of Holder and LTC has, or before Closing will have, approved the sale of the LTC Interests, this Acquisition Agreement and the transactions contemplated hereby, and approved, executed and delivered this Acquisition Agreement and certain agreements, instruments to be executed and delivered by each of Holder and LTC in connection herewith (collectively, the "Holder Documents") and each of the Holder Documents, when executed by Holder or LTC, shall be the legal valid and binding obligation of each of Holder and LTC in accordance with their terms.

(d) No Default. Neither Holder nor LTC, nor any vendor or party in contract with Holder or LTC , is in violation of any provision of, or in default under, LTC's articles of incorporation, by-laws, articles of organization, operating agreement or partnership agreement or any indenture, mortgagee, deed of trust, indebtedness, agreement, judgment, decree, order, statute, rule or regulation to which Holder or LTC is a party or by which any of them or their property is subject or bound and further, the execution and delivery of the Holder Documents, the performance of the obligations therein and the consummation of the transactions contemplated thereby will not result in a violation thereof, or a default thereunder.

(e) No Approvals. Neither Holder nor LTC is required to obtain the approval, authorization, consent or any other order of any public or private entity, person, board or body in connection with the transactions contemplated by the Holder Documents, except as set forth in Section 3.1(e) hereof.

(f) Financial Statements. The financial statements and other information of LTC, copies of which have been, or prior to Closing will have been, provided to ONVC, are true and correct in all material respects and fairly present the assets, liabilities, financial condition, results of operations, changes in stockholders' equity, and cash flow of LTC (and of any person or entity required by sound accounting principles to be consolidated or included therein) at their respective dates and for their respective periods, all in accordance with sound accounting principles applied on a consistent basis, subject only to normal recurring year-end adjustments and footnotes (the effect and the content of either of which will not, individually or in the aggregate, be materially adverse).

(g) No Material Adverse Change. From the date of the last audited financial statements to the date hereof, there has not been, and through the date of Closing, there will not have been, any change that would materially and adversely affect the financial position or results of operation of LTC, or the ability of Holder or LTC to consummate the transactions contemplated hereby.

(h) No Undisclosed Liabilities. There is no account, note, lease, tax, environmental liability, fine, penalty, civil or criminal action, filing, liability, obligation, lien, encumbrance, restriction or other duty affecting the Holder or LTC (nor is there any basis, circumstance or fact that might give rise thereto), whether realized or contingent, pending or threatened, or known, as of the date hereof or as of the date of Closing, which has not been, or prior to Closing, will not have been, disclosed in writing to ONVC.

(i) No Litigation. There is no action, suit, proceeding or investigation at law or in equity, before or by any court, public board or body, realized or contingent, pending or threatened, known or unknown, against or affecting the Holder or LTC (nor is there any basis, circumstance or fact therefor) as of the date hereof or as of the date of Closing, which has not been, or prior to Closing, will not have been, disclosed in writing to ONVC.

(j) Ordinary Course of Business. Neither Holder nor LTC have, nor prior to Closing will they have, taken, or failed or chosen not to take, any action in contemplation of the transactions contemplated hereby other than in the ordinary course of business consistent with the past practices of Holder or LTC, which has not been, or prior to Closing, will not have been, disclosed in writing to ONVC.

(k) Brokers or Finders. Neither Holder nor LTC or their officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except for GW Equities whose fees and expenses shall be paid directly by Holder. Holder will indemnify and hold ONVC and LTC harmless from any such payment alleged to be due by or through Holder or LTC as a result of the action of Holder or LTC or their officers or agents.

(l) Securities Representations. Holder hereby represents and warrants to Company as follows: (1) Holder is an "Accredited Investor", as such term is defined in Rule 501(a) to the Securities Act of 1933, as amended (the "Securities Act"); (2) Holder's address as set forth on the Transfer Power is Holder's true and correct residence and Holder has no present intention of becoming a resident of any other state or jurisdiction; (3) the Restricted Shares are being acquired solely for Holder's own account, for investment, and are not being purchased with a view to or for the resale, distribution, subdivision, or fractionalization thereof and Holder has no present plans to enter into any contract, undertaking, agreement, or arrangement relating thereto;
         (4) Holder understands that none of the Restricted Shares have been or will be registered under the Securities Act, that Holder has no rights to require that the Restricted Shares be registered under the Securities Act or any state securities or blue sky laws; that Holder may have to hold the Restricted Shares for a substantial period of time and that it may not be possible for Holder to liquidate Holder's investment in Company; and that in any event the Restricted Shares may not be assigned, transferred, pledged, or otherwise sold or offered for sale except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, the availability of which must be established by Holder to the satisfaction of Company; and in replacement or exchange therefore, are to bear a restrictive legend to this effect; (5) Holder is acquiring the Restricted Shares without being furnished any offering literature or prospectus, but Holder has been granted, and is relying upon, Holder's personal discussions, investigations and due diligence of Company and its officers; (6) Holder has such knowledge and experience in business and financial matters that Holder is capable of evaluating the business and financial matters of Company and the risks and merits relating thereto; (7) that there has never been any representation, guarantee, or warranty made to Holder by any broker, Company, its agents or employees, or any other person, expressly or by implication, as to any gain or profit to be derived from, or the approximate or exact length of time that Holder may be required to remain an owner of, the Restricted Shares, or as to any other matter not expressly contained herein.

2.2      REPRESENTATIONS AND WARRANTIES OF ONVC

         ONVC hereby represents and warrants to Holder as follows:

(a) Authorization. ONVC is duly organized, validly existing, and in good standing under the laws of the State in which it was formed. ONVC has full right, power and authority to execute and deliver the ONVC Documents (as defined below), to perform its obligations therein and to consummate all of the transactions contemplated thereby.

(b) Documents. ONVC has, or before Closing will have, approved the purchase of the LTC Interests, this Acquisition Agreement and the transactions contemplated hereby, and approved, executed and delivered this Acquisition Agreement and certain agreements, instruments to be executed and delivered by ONVC in connection herewith (collectively, the "ONVC Documents") and each of the ONVC Documents, when executed by ONVC, shall be the legal valid and binding obligation of ONVC in accordance with their terms.

(c) No Default. ONVC is not in violation of any provision of, or in default under, and the execution and delivery of the ONVC Documents, the performance of the obligations therein and the consummation of the transactions contemplated thereby will not result in a violation of, or default under, any of ONVC's articles of incorporation, by-laws or any indenture, mortgagee, deed of trust, indebtedness, agreement, judgment, decree, order, statute, rule or regulation to which ONVC is a party or by which ONVC or its property is subject or bound.

(d) No Approvals. ONVC is not required to obtain the approval, authorization, consent or any other order of any public or private entity, person, board or body in connection with the transactions contemplated by the ONVC Documents, except as set forth in Section 3.2(a) hereof.

(e) SEC Reports. ONVC has filed, on a timely basis, all forms, reports and documents (collectively, the "SEC Reports") required to be filed with the Securities Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") since August 31, 2003. As of their respective dates, each of the SEC Documents complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the Exchange Act.

(f) Investment Intent. ONVC is acquiring the LTC Interests for its own account and not with a view to their distribution within the meaning of
         Section 2(11) of the Securities Act of 1933.

(g) Brokers or Finders. Neither ONVC nor its officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and ONVC will indemnify and hold Holder harmless from any such payment alleged to be due by or through ONVC as a result of the action of ONVC or its officers or agents.

                         3. COVENANTS PRIOR TO CLOSING

3.1      COVENANTS OF HOLDER AND LTC

(a) Access and Investigation. Holder and LTC each will (1) afford ONVC and its representatives reasonable access to its personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (2) furnish ONVC with copies of all such contracts, books and records, and other existing documents and data as ONVC may reasonably request, and (3) furnish ONVC with such additional financial, operating, and other data and information as ONVC may reasonably request.

(b) Due Diligence. Holder and LTC each shall cooperate with ONVC in the conduct of its due diligence and shall furnish, at a minimum, the information, documents and other items set forth in Exhibit B attached hereto. Each of Holder, LTC and ONVC hereby acknowledge that all items required under Exhibit B have been provided by Holder to ONVC and that Holder makes no representations or warranties with respect to such due diligence materials, except as set forth in Section 2.1 hereof.

(c) Audit. LTC acknowledges that ONVC, as a publicly traded company, may need audited financial statements of LTC. ONVC, at its expense, will cause its accountants to conduct an audit of LTC and to issue audited financial statements as diligently possible. Holder and LTC each will assist and provide ONVC and its auditors access to conduct such audit and such further due diligence in connection therewith as ONVC may require. Holder, LTC and ONVC each acknowledge and agree that such audit may be completed after the Closing.

(d) Operation of LTC. Holder and LTC each will: (1) conduct its business only in the ordinary course of business and not take, or fail or choose not to take, any action in contemplation of the transactions contemplated hereby or other than in the ordinary course of business consistent with its past practices; (b) use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it; (3) confer with ONVC concerning operational or any other matters of a material nature; and (4) otherwise report periodically to ONVC concerning the status of its business, operations, and finances. Further, Holder and LTC each will NOT: (1) enter into, amend, modify, extend, terminate or permit to expire (a) any agreement that involves more than $25,000 or exceeds one year or (b) any compensation agreements, benefit plans or insurance policies, or (2) dispose of any assets, issue any securities or rights with respect to securities, or declare or pay any bonuses, dividends or distributions;

              EXCEPT Holder and LTC each may distribute or dividend cash and the Excluded Assets to Holder, shall pay or satisfy all shareholder loans and, if necessary, shall pay or satisfy other liabilities, all in aggregate amounts sufficient to cause, immediately thereafter and at closing, the book value of assets (excluding GWE Deposit Prepaid Marketing - $29,500, Land Improvements - $1,924, Leasehold Improvements - $49,425 and unamortized Franchise Fee - $2563) of LTC to equal or exceed the book value of liabilities of LTC, all as determined in accordance with generally accepted accounting principles consistently applied (if not, the Consideration shall be reduced by any deficiency therein). LTC, ONVC and Holder each acknowledge and agree that any deficiency determined at or prior to Closing shall be deducted from the Cash Consideration first and any deficiency determined after the Closing as a result of the conclusion of the audit shall be deducted from the Restricted Shares first payable thereafter by reducing the number of issued shares by an amount equal to the dollar amount of any such deficiency divided by $2.88 (representing the negotiated value per share for purposes hereof). Any excess of such assets over liabilities determined after Closing as a result of the conclusion of the audit shall be paid in cash to Holder within 15 days after conclusion of the audit.

              ONVC intends to purchase LTC in its entirety, including all of the assets and liabilities of LTC, excluding only the assets and liabilities identified to be excluded in the due diligence checklists provided to ONVC (the "Excluded Assets"), which Excluded Assets may be transferred or distributed by LTC to Holder (or entities owned or controlled by Holder) prior to Closing.

(e) Required Approvals. As promptly as practicable after the date of this Agreement, Holder and LTC each will:

     (1) seek and obtain the approval of these transactions by Holder's and LTC's Board of Director(s) and shareholders,

     (2) make all filings, if any, required by applicable law to be made by them in connection with these transactions, and

     (3) cooperate with ONVC with respect to all filings, if any, that ONVC elects, or is required by any applicable law, to make in connection with these transactions.

(f) Notifications. Holder and LTC each will promptly notify ONVC in writing if Holder or LTC becomes aware of (1) any fact or condition that causes or constitutes a breach of Holder's or LTC's representations, warranties or covenants as of the date of this Agreement or as of the date of Closing as if made as of the date of Closing, or (2) any fact or condition that should be disclosed to ONVC in order to make any statements or information furnished to ONVC, in light of the circumstances under which they were made, not misleading.

(g) Exclusive Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 5.1 hereof, neither Holder nor LTC will directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than ONVC) relating to any transaction involving any sale of the LTC Interests, any sale of any of the businesses, assets or equity or other securities of LTC, or any merger, consolidation, business combination, or similar transaction involving LTC.

(h) Efforts. Holder and LTC each will use their reasonable commercial efforts to cause the conditions in Article 4 hereof to be satisfied.

3.2      COVENANTS OF ONVC

(a) Required Approvals. As promptly as practicable after the date of this Agreement, ONVC will:

     (1) seek and obtain the approval of these transactions by ONVC's Board of Directors and, if required, shareholders,

     (2) make all filings, if any, required by applicable law to be made by it in connection with these transactions, and

     (3) cooperate with Holder and LTC with respect to all filings, if any, that Holder or LTC is required by any applicable law to make in connection with these transactions;

         provided that this Agreement will not require ONVC to dispose of or make any change in any portion of its business or to incur any other burden to obtain any approval or governmental authorization.

(b) Notifications. ONVC will promptly notify Holder and LTC in writing if ONVC becomes aware of any fact or condition that causes or constitutes a breach of ONVC's representations, warranties or covenants as of the date of this Agreement or as of the date of Closing as if made as of the date of Closing.

(c) Efforts. ONVC will use its reasonable commercial efforts to cause the conditions in Article 4 hereof to be satisfied.

                       4. CONDITIONS PRECEDENT TO CLOSING

4.1      CONDITIONS PRECEDENT TO ONVC'S OBLIGATION TO CLOSE

         ONVC's obligation to acquire the LTC Interests and to take the other actions required to be taken by ONVC at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by ONVC, in whole or in part):

(a) Representations. Each of the representations and warranties made by Holder and LTC herein and in the Holder Documents is true and correct in all material respects as of the date hereof and as of the date of Closing as if made on the date of Closing.

(b) Conditions. Each of the conditions required for the execution and delivery of the Holder Documents, including, without limitation those required herein, has been fulfilled in all material respects or waived to the satisfaction of ONVC and all parties thereto.

(c) Holder's Performance. Each and every covenant and obligation of Holder and LTC hereunder required to be performed or complied with at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), has been duly performed and complied with in all material respects.

(d) Due Diligence. ONVC has concluded its due diligence except for the audit of the LTC financial statements which each of Holder, LTC and ONVC have agreed will be conducted post-closing and that the sole remedy in connection with such post-closing audit shall be the adjustments described in Section 3.1(d) hereof and indemnification as described in Article VI hereof.

(e) Closing Deliverables. Each of the Closing Deliverables listed in Exhibit A attached hereto has been delivered to the satisfaction of ONVC, including the approvals required in Sections 3.1(e) and 3.2(a) hereof.

(f) Ancillary Agreements. Ray Schutter and Cecilia Schutter shall have entered into Employment Agreements with ONVC in form and substance satisfactory to ONVC. Holder shall cause Transpac Investments, LLP to enter into a Lease Agreement with ONVC for the main building at 3622 University Blvd., Houston, Texas in form and substance satisfactory to ONVC. Holder, LTC and ONVC shall diligently work together to remove Holder as guarantor of the Sabre Contract, the ARC Contract, the IATAN Surety Bond and all LTC bank accounts within 120 days of Closing.

                                 5. TERMINATION

5.1      TERMINATION EVENTS

         This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)      by mutual consent of ONVC and Holder;

(b) by either ONVC or Holder if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured within 20 days after written notice to the party in breach;

(c) by ONVC if any of the conditions in Section 4.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of ONVC to comply with its obligations under this Agreement) and ONVC has not waived such condition on or before the Closing Date; or

(d) by either ONVC or Holder if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 3, 2007, or such later date as the parties may agree.

5.2      EFFECT OF TERMINATION

         Each party's right of termination under Section 5.1 hereof is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 5.1 hereof, all further obligations of the parties under this Agreement will terminate, except that the obligations in Article VI and Sections 7.1 and 7.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                          6. INDEMNIFICATION; REMEDIES

6.1      SURVIVAL; INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

         All representations, warranties, covenants, and obligations in this Agreement, the Holder Documents and the ONVC Documents will survive the Closing for a period of twenty-four (24) months. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

6.2      INDEMNIFICATION BY HOLDER

         Holder will indemnify and hold harmless ONVC, LTC, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: (a) any breach of any representation, warranty or covenant made by Holder or LTC in this Agreement or in any other Holder Document, whether such breach is as of the date hereof or as of the date of Closing as if made on the date of Closing; or (b) any action or omission by, or any product shipped or manufactured by, or any services provided by, LTC prior to the date of Closing.

6.3      INDEMNIFICATION BY ONVC

         ONVC will indemnify and hold harmless Holder, and will pay to Holder the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by ONVC in this Agreement or in any ONVC Document, whether such breach is as of the date hereof or as of the date of Closing as if made on the date of Closing; or (b) any action or omission by, or any product shipped or manufactured by, or any services provided by, LTC after the date of Closing.

6.4      PROCEDURE FOR INDEMNIFICATION

(a) Promptly after receipt by an indemnified party of notice of a potential indemnified third-party claim, such indemnified party will give written notice thereof to the indemnifying party, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice. The indemnifying party shall assume, and pay all fees and costs incurred in, the defense of such action with counsel reasonably satisfactory to the indemnified party (including separate representation if the indemnifying party is also a party to such action). No compromise or settlement of any claim may be effected without the written consent of both the indemnifying and the indemnified parties, which consents shall not be unreasonably withheld or delayed.

(b) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

6.5      RIGHT OF SET-OFF

         Upon 30 days written notice to Holder specifying in reasonable detail the basis for such set-off, ONVC may (and, if so directed by Holder, shall) set off any amount to which it may be entitled under this Article 6 against amounts otherwise due and payable hereunder. The exercise of such right of set-off by ONVC in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder or under any ONVC Document, unless within the 30 day period Holder notifies ONVC that such offset will not be in good faith. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of any claim hereunder will constitute an election of remedies or limit ONVC in any manner in the enforcement of any other remedies that may be available to it.

6.6      LIMITATIONS ON INDEMNITY OBLIGATIONS

         (a) Neither Holder nor ONVC, respectively, shall have any liability (for indemnification or otherwise) to the Indemnified Persons with respect to any matters described in this Article 6 until the total amount of Damages attributable to Holder or ONVC, respectively, with respect to such matters exceeds $10,000 (the "Deductible"), and then only for the amount by which such Damages exceed the Deductible.

         (b) The maximum aggregate amount of Damages that Holder or ONVC, respectively, shall be obligated to pay to the Indemnified Persons under this
Article 6 shall be limited to an amount equal to the value of the Consideration.

6.7      SOLE REMEDY

         Upon and after the Closing, the provisions of this Article 6 represent the sole and exclusive remedy available to any party to this Agreement for any misstatement or omission by any other party relating to any representation or warranty contained herein or for any breach by any other party of any representation, warranty, covenant or agreement contained herein and, except with respect to fraudulent acts, each party hereby unconditionally waives any other rights that it may have at law or in equity for any misstatement or omission by any other party from any representation or warranty contained herein, or any breach by any other party of any representation, warranty, covenant or agreement contained herein.

                             7. GENERAL PROVISIONS

7.1      EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and these transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

7.2      PUBLIC ANNOUNCEMENTS

         Any public announcement or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as ONVC determines. Unless consented to by ONVC in advance, prior to the Closing Holder shall, and shall cause LTC to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person or entity. Holder and ONVC will consult with each other concerning the means by which LTC's employees, customers, and suppliers and others having dealings with LTC will be informed of these contemplated transactions, and ONVC will have the right to be present for any such communication.

7.3      CONFIDENTIALITY

         ONVC and Holder and LTC will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of each to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or these transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of these transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If these transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

7.4      MISCELLANEOUS

         All notices and communications hereunder will be deemed given upon receipt by personal delivery, overnight courier, fax or e-mail or upon the 3rd day following mailing by registered or certified mail, return receipt requested, and either delivered or addressed to the addresses set forth herein. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements, written or verbal, between the parties. This Agreement may be amended, supplemented, modified or discharged only in writing executed by all parties. This Agreement may not be assigned by either party. Any dispute hereunder shall be resolved by arbitration and all parties waive any right to a trial by jury in connection therewith. Each party agrees that remedies for any breach hereof include damages, specific performance, injunctive relief and other equitable remedies, that no bond shall be required in connection therewith and that the prevailing party shall be entitled to recover attorney's fees and costs. This Agreement will be governed by the laws of the State of Florida and venue and jurisdiction will lie in Broward County, Florida.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

ONVC: ONLINE VACATION CENTER HOLDINGS CORP.         LTC: LA TOURS & CRUISES, INC.
                                                    D/B/A WEST UNIVERSITY TRAVEL


By: /s/ EDWARD B. RUDNER                            By: /s/ RAY SCHUTTER
    --------------------                                ----------------
Name, Title:  Edward B. Rudner, President           Name, Title:  Ray Schutter, President
Address:      1801 NW 66th Avenue, Suite 102        Address:      3622 University Blvd.
              Plantation, Florida 33313                           Houston, Texas 77005



                                                    Holder:  RAY SCHUTTER AND CECILIA SCHUTTER



                                                    By: /s/ RAY SCHUTTER
                                                        ----------------
                                                    Name, Title: Ray Schutter


                                                    By: /s/ CECILIA SCHUTTER
                                                        --------------------
                                                    Name, Title:  Cecilia Schutter
                                                    Address:      6637 Buffalo Speedway
                                                                  Houston, Texas 77005
